EXHIBIT 4.5

March 14, 2005

Cindy Gesme
Account Manager
Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

RE:   Adoption of the Rights Agreement

Dear Cindy,

The Rights Agreement between Department 56, Inc., a Delaware company and ChaseMellon Shareholder Services L.L.C., a New Jersey limited liability company, dated April 23, 1997, First Amendment dated March 13, 1998 and Second Amendment dated February 25, 1999, is hereby adopted in its entirety by the newly appointed transfer agent Wells Fargo Shareowner Services.

Effective March 14, 2005, Wells Fargo Shareowner Services will be the new Rights Agent for the Rights Agreement and amendments.

Sincerely,

/s/   Julie S. Wingert

Julie S. Wingert
Senior Counsel

JSW/dt

Acknowledged and agreed as of this 15 day of March, 2005.

/s/   Cindy Gesme
Account Manager/Officer

Department 56, Inc.     One Village Place     6436 City West Parkway     Eden Prairie, MN 55344
tel:  952.943.4117     fax:  952.943.4495     www.dept56.com